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                                                                   EXHIBIT (10G)
                                                                   -------------




October 25, 1995




Mr. David T. Gibbons
5 La Costa Drive
Dellwood, MN 55110

Dear Dave

We are pleased to confirm our offer of employment to you to join Rubbermaid as our President and General Manager of the Home Products Division.

We are confident that your skills and experience will be valuable in assisting Rubbermaid in achieving our growth objectives. We look forward to you joining our team.

Confirming our discussion, our offer to you consists of the following:


         TITLE:                      President and General Manager, Home
                                     Products Division

         REPORTING TO:               President and Chief Operating Officer,
                                     Rubbermaid Incorporated

         BASE SALARY:                $225,000 annually, payable biweekly.

         BONUS:                      You will participate in our Executive
                                     Management Incentive Bonus Plan (MIB Plan) at a 1.6 factor. Your target cash bonus will be the product of your base salary times your factor times .60 or $216,000 for 1996. Your actual annual cash bonus is a function of your performance contributions and the performance achievement of
                                     Rubbermaid against annually established
                                     performance objectives.

                                                                       Continued


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Mr. David T. Gibbons                   -2-                      October 25, 1995


  RESTRICTED                  In accordance with provisions of the plan you will
  STOCK PLANS:                participate in the regular five-year restricted
                              stock cycles at 15% of the product of your base salary times your MIB factor. Grants under this plan are made on an annual basis. The grant is the product of your base salary times your MIB factor times your restricted stock percent divided by a 30-day average price of Rubbermaid stock at the time of the grant. The restrictions lapse after five years if RONA performance targets are achieved. The plan also provides for cash awards if RONA targets are exceeded.

                              In addition to the five-year restricted
                              stock cycles, you will participate in our three-year restricted stock cycles. Three-year cycle awards are determined based upon your performance and the attainment of performance objectives for the Corporation. Your award is the difference between your target annual cash MIB award (.60) and the actual cash MIB award in excess of .60. For example, if your actual MIB award were .80, your three-year restricted stock award would be the difference between:

                              1. your base salary times your factor times .80, minus,

                              2.   your base salary times your factor times
                                   .60.

                              This product would then be increased by 20% and then divided by a thirty-day average stock price of Rubbermaid at the time of the grant. The first year of your participation in the three-year restricted stock plan would be 1996. Restrictions lapse after two years (first year of cycle is MIB award year) if RONA performance targets are met. The plan also provides for cash awards if RONA targets are exceeded.


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Mr. David T. Gibbons                  -3-                       October 25, 1995


   STOCK OPTIONS:              You will participate in the stock
                               option plan. Grants of ten year
                               non-qualified options are made on an annual basis. The vesting schedule for the option plan is 25% per year in years 4 through 7 following the date of grant. We will recommend to the Compensation and
                               Management Development Committee of the
                               Board of Directors an option grant of 3500 shares in January 1996.

   RETIREMENT                  You will participate in the Rubbermaid Retirement
   PLANS:                      Plan in accordance with its provisions. In
                               addition, you will participate in the
                               Supplemental Retirement Plan. Accruals to the Supplemental Plan are currently calculated at 15% of your annual MIB award.

   AUTOMOBILE:                 A leased car will be provided in accordance with
                               the executive car policy.

   COUNTRY CLUB:               You will be provided with a membership in the
                               Wooster Country Club and will be reimbursed for the monthly membership dues.

   RELOCATION:                 The company will assist in your relocation
                               from Minnesota and will assist in the
                               purchase of a residence in the Wooster area pursuant to established company policy. In addition, we will reimburse for any documented loss on the sale of your home up to $20,000.

   ADDITIONAL:                 1.   You will be included in the Rubbermaid
                                    change in control employment plan. A draft copy of the Change in Control agreement is enclosed for your review. A completed version will be available for your execution upon your arrival.


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Mr. David T. Gibbons               -4-                          October 25, 1995


                                     2.   We will provide 24 months of base
                                          salary and target bonus in the event
                                          of the involuntary termination of
                                          your employment during the first
                                          three years of employment with the
                                          company.  This arrangement is subject
                                          to non-competitive employment during
                                          the period and is not applicable in
                                          cases of change in control, or
                                          conduct detrimental to the best
                                          interest of Rubbermaid or misconduct
                                          involving dishonesty or moral
                                          turpitude.

                                     3.   You will be provided with financial
                                          planning assistance through AYCO
                                          Corporation.

                                     4.   In recognition of the forfeiture
                                          value of your Performance Unit Plan
                                          and unexercised stock options, we
                                          will make a special grant of 2750
                                          shares of restricted stock for a
                                          three-year cycle (1996-1998). These
                                          shares will vest at the end of the
                                          three-year cycle regardless of
                                          company performance, unless you
                                          voluntarily terminate employment
                                          prior to that time. In the event of
                                          involuntary termination of
                                          employment, other than for cause,
                                          prior to the end of the three-year
                                          cycle, the shares will vest and be
                                          issued to you. There will be no cash
                                          component attached to these shares.

                                     5.   We will vest the allocations to your
                                          non-qualified pension account as such
                                          contributions are made.

                                     6.   You will be provided with life
                                          insurance in the amount of three
                                          times your base salary and will have
                                          the opportunity to purchase one times
                                          your annual base salary in
                                          supplemental life insurance.

                                     7.   You will receive Accidental Death and
                                          Dismemberment coverage in the amount
                                          of $500,000.


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Mr. David T. Gibbons              -5-                           October 25, 1995



                                     8.   You will be granted four weeks of
                                          vacation annually.

Dave, we are confident that you can make substantial contributions to Rubbermaid. We are looking forward to you joining our organization.

Sincerely





CHARLES A. CARROLL
President & Chief Operating Officer




Enclosures